================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ___________________
                        Nobel Education Dynamics, Inc.
              (Exact name of issuer as specified in its charter)

         Delaware                                      22-2465204
 (State or other jurisdiction of           (IRS Employee Identification Number))
incorporation or organization)

                         Rose Tree Corporate Center II
                    1400 North Providence Road, Suite 3055
                               Media, PA  19063
                                (610) 891-8200
  (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)
                             _____________________

                                Mr. A. J. Clegg
                        Nobel Education Dynamics, Inc.
                         Rose Tree Corporate Center II
                    1400 North Providence Road, Suite 3055
                               Media, PA  19063
                                (610) 891-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________
                       copies of all communications to:
                            Barry S. Swirsky, Esq.
                         Nobel Education Dynamics, Inc
                         Rose Tree Corporate Center II
                    1400 North Providence Road, Suite 3055
                               Media, PA  19063
                                (610) 891-8200
                             ____________________

  Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Stockholders shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================
Title of each class of        Amount to   Proposed     Proposed      Amount of
 securities to be                be        maximum     maximum     registration fee
 registered                  registered   offering     aggregate
                                            price      offering
                                             per        price*
                                           share*
--------------------------------------------------------------------------------
Common stock par value       1,000,000      $8.5625  $8,562,500.00     $2,594.70
 $.001                       shares
================================================================================

* Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on June 27, 1997, as reported on The Nasdaq National Market System.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

                   SUBJECT TO COMPLETION, DATED JULY 3, 1997

        PRELIMINARY PROSPECTUS

                        Nobel Education Dynamics, Inc.

                       1,000,000 Shares of Common Stock
                             ____________________

          This Prospectus relates to up to 1,000,000 shares ("Shares") of common stock, par value $.001 per share ("Common Stock") of Nobel Education Dynamics, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders").

          The Shares may be offered by the Selling Stockholders from time to time in transactions for their own account through the Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through brokers and dealers, and such brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each Selling Stockholder may also transfer Shares owned by gift and upon any such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus.

          Notwithstanding the foregoing, the subscription agreement entered into with each Selling Stockholder requires each Selling Stockholder to offer and sell Shares exclusively through the facilities of the National Association of Securities Dealers Automated Quotation System at market prices current at the time of sale in "brokers' transactions" or in transactions directly with a "market maker," as defined in paragraphs
        (f) and (g) of Rule 144 under the 1933 Act. The Company, in its sole discretion, may elect from time to time to waive or amend this restriction.

          The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons, and any profit on the resale of Shares as principal, may be regarded as underwriters' compensation.

          The Shares are traded on The Nasdaq National Market System. The average of the high and low prices of the Shares as reported on The
        Nasdaq National Market System on                    , 1997 was $
        per share.

          None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear substantially all expenses (other than underwriting discounts and commissions or brokerage commissions) incurred in connection with registrations, filings or qualifications of the Shares being offered by the Selling Stockholders.

                             ____________________

        See "Risk Factors" for a discussion of certain matters to be considered by potential investors.

                             ____________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Date of this Prospectus is                       , 1997

                             AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

      3. The Company's Current Report on Form 8-K filed on January 21, 1997 (reporting an acquisition transaction of the Registrant).

      4. The Form 8-A of the Company filed on August 30, 1988 (registering the Registrant's Common Stock and containing a description thereof).

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated herein by reference.

      The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Nobel Education Dynamics, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Media, PA 19063, telephone number (610) 891-8200, Attention: Yvonne DeAngelo, Vice President - Finance and Administration.

      This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                  RISK FACTORS

       Prospective purchases of the Shares offered hereby should carefully consider among other matters discussed herein the following:

       1. New Center Development; Chesterbrook Academy Concept. Nobel opened four new schools in 1994 and seven new schools in each of 1995 and 1996.
     To accelerate internal growth, the Company plans to increase new school development in coming years, with openings of 12 to 15 new schools in 1997 and 15 to 20 new schools in 1998. Based on historical experience, Nobel projects that a new school will incur operating losses for a period of 7 to 18 months, until enrollments increase to a level supporting profitable operation. Particularly as the Company enters new markets, there can be no assurance that the Company will continue to achieve such profitability consistent with historical results.

        The Company's business plan has also included the conversion of a large percentage of its child care centers to a preschool curriculum-based format (typically, under the Chesterbrook Academy name). Management believes that a richer educationally oriented program for children distinguishes the Company from its competition for preschool age children and provides a base for growing into elementary school grades. The Company's success is substantially dependent on prompt market acceptance of the Chesterbrook Academy concept.

        2. School Level Staffing and Compensation. The success of the Company is dependent on its ability to attract and maintain quality staff at its schools at reasonable compensation levels. Compensation costs historically have exceeded 40% of the Company's revenues and the profitability of the Company depends upon its ability to successfully manage such costs. There are substantial market pressures on such costs, particularly at the lower end of the pay scales. Any significant increase in the minimum wage could materially impact compensation costs if it created upward pressure at the wage levels paid by the Company. The Company is currently reviewing benefits packages, granting stock options to school principals, and providing training and opportunity for career advancement to its employees, all in an effort to obtain and retain quality staffing.

        3. Growth Through Acquisition. A substantial portion of the Company's recent growth has been through acquisitions. The Company's success is dependent upon its ability to integrate effectively and rapidly its recently-acquired facilities into its system of preschools, primary schools and middle schools, and to implement its quality and financial controls on these facilities.

        4. Claims and Insurance Coverage. As of March 31, 1997, the Company operated 118 facilities with capacity for over 16,500 pupils. It is thus subject to claims for accidents which occur on the premises. In addition, there are claims which can arise against the Company which are inherent in education and child care, such as claims of child abuse. The Company believes that its present general liability insurance coverage is adequate, and it recently obtained substantial coverage for any claim which might be made for child abuse. However, there is no assurance that such insurance coverage will continue to be available and at economic rates. In addition to monetary costs, a single claim of sexual abuse of a pupil -- whether or not having foundation -- could have a materially adverse effect on the reputation, revenues and profitability of the Company.

        5. Future Issuances and Sales of the Company's Common Stock. As of the date of this Prospectus, the Company has 6,046,565 shares of its Common Stock issued and outstanding on the date hereof. In addition, 331,836 shares of Common Stock are issuable upon conversion of the Company's Series A Preferred Stock, 625,000 shares of Common Stock are issuable upon conversion of the Company's Series C Preferred Stock, 265,958 shares of Common Stock are issuable upon the conversion of the Company's Series D Preferred Stock, and an aggregate of 434,042 shares of Common Stock are issuable upon the exercise of warrants, and approximately 400,000 shares of Common Stock are issuable upon the exercise of stock options (both currently exercisable and subject to vesting). Virtually all of the aforesaid obligations to issue shares have antidilution protection provisions which could result in more shares being issued without additional consideration. The conversion prices on the shares of Common Stock issuable upon the conversion of Preferred Stock and the exercise prices of the warrants and options generally are below, and most are substantially below, the current market price of the Company's Common Stock.

       In addition to the shares of Common Stock offered by the Selling Stockholder, a substantial portion of the outstanding shares of Common Stock of the Company are "restricted securities" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")). Most of such shares are either subject to currently effective registration statements, eligible for sale under Rule 144 adopted under the 1933 Act or subject to registration rights agreements with the Company requiring inclusion in a registration statement upon the holder's request. (Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one years may sell an amount equal to 1% of the Company's outstanding shares every three months. Non-affiliates may sell shares held for two years without limitation.) Investors should be aware that the existence of these shares as eligible for public resale, as well as actual sales thereof, could have an adverse effect on the prevailing market price for the Company's Common Stock.

        6. Intangible Assets. At March 31, 1997, the Company's balance sheet reflected $29.4 million in intangible assets arising from the excess of acquisition consideration paid by the Company in various transactions over the fair market value of the net tangible assets acquired. At March 31, 1997, this account constituted 50% of the carrying value of all of the assets of the Company and, on that date, exceeded the consolidated equity accounts of the Company. The Company currently amortizes these amounts over periods thirty to forty years. In the event the performance of acquired assets were to deteriorate, the Company might have to accelerate the amortization of, or fully expense, the intangibles associated with such assets. Thus, any such deterioration could have an adverse impact on the Company's reported earnings beyond that represented directly by deterioration in performance.

        7. Operating Leverage. The Company's consolidated indebtedness on March 31, 1997 was approximately $25.5 million. Further, the Company generally enters into long term leases for its facilities which require minimum fixed monthly rental payments. These indebtedness and lease obligations impose significant fixed charge obligations on the Company. A failure by the Company to maintain sufficient revenues to cover its fixed charges could result in defaults upon its debt or lease obligations, which, if uncured, could result in acceleration of the obligations and, by reason of cross-default or cross-acceleration provisions, acceleration of other indebtedness and lease obligations. Particularly as the Company endeavors to expand its new center development, the Company's success will substantially depend on its ability to increase enrollment sufficiently to generate cash flow to cover its fixed costs.

        8. Government Regulation. The Company's business is subject to a variety of state and local regulations and licensing requirements. Failure to comply with applicable regulations and licensing requirements could have a material adverse effect on the Company. Additional regulation or changes in existing regulation might impose additional compliance costs on the Company, the precise impact of which cannot be predicted.

                                  THE COMPANY

       Nobel Education Dynamics, Inc.'s business mission is to be the leader in the United States in providing affordable private education from preschool through eighth grade for the children of middle-income working families. The Company has been identified as a market leader "Education Management Organization" (EMO) for preschool through eighth grade. (EMO is a term used in the investment community to describe companies which manage education businesses for profit in multiple sites, similar to the "HMO" label used in the healthcare industry.) The Company's operations include preschools, child care centers, elementary schools and middle schools (through eighth grade) throughout the United States. To attain its objectives, Nobel builds on its experience and expertise both in education and preschool/child care. As an "education company", the Company's strategy is to offer practical solutions to a segment of the education problem in the United States.

       Nobel operates nationwide, with 118 preschools, schools and centers in 14 states at March 31, 1997. In California, Nobel operates the Merryhill Country Schools, which is a private school system of 32 preschools, elementary schools and middle schools, as well as a recently acquired private school in Orange County, California. Nationwide, Nobel operates preschools, schools and centers under various names, including Chesterbrook Academy, in Pennsylvania, New Jersey, Virginia, Florida, Maryland, North Carolina, South Carolina, Illinois, Washington, Indiana, Delaware, Maine and Louisiana. Nobel also owns a 20% interest in an elementary school in Florida.

       Management is currently pursuing a three-pronged strategy to take advantage of the significant growth opportunities in the private education market:

         . internal growth at existing schools, including expansions of campus facilities

         .  new school development in both existing and new markets

         .  strategic acquisitions

       To facilitate this strategy, Nobel is applying the strengths of its curriculum-based programs to distinguish itself from its competition. The strategy also entails geographical clustering of Nobel's preschools to (i) increase market awareness, (ii) provide a lower risk method for expansion into elementary and middle schools by providing a feeder population and
     (iii) gain operating efficiencies in both management and costs.

       In response to market demands for quality schools and preschools, since September 1995, the Company has converted 23 of its child care centers to a curriculum-based program, under the "Chesterbrook Academy" name. Conversions include the adoption of the highly regarded and accredited education curriculums of Nobel's Merryhill schools and an upgrading of the educationally oriented teaching materials and computer technology. Following conversion, a Chesterbrook Academy school typically offers grade levels through kindergarten or first grade; one or more grades are then planned to be added in subsequent years, space permitting, through eighth grade. The Company intends to convert its remaining child care centers to curriculum-based preschools/schools over the next several years.

       Nobel targets its schools and preschools to meet the needs of middle-income working parents. Most of Nobel's schools, preschools and child care centers are open from 6:30 a.m. to 6:00 p.m., allowing early drop-off and late pick-up. In most locations, programs are available for children starting at six weeks of age. For basically the same price as standard child care, parents can leave children of various ages at one Nobel school knowing they will receive a quality education during the greater part of the day and be engaged in well-supervised activities the remainder.

       To complement its programs, the Company also operates (i) before and after school programs and (ii) summer camps (both sports and educational) at its various school facilities. Nobel also seeks to add other services and products which will add ancillary income and improve overall operating margins.

       The Company's financial strength has improved dramatically since 1992, when there was a change in management. Strategies of new management have included a change of the Company's focus to education from child care, strengthening of the Company's financial condition, divestiture of centers in mature markets and, after the Company's financial stabilization, expansion into growth areas. With the implementation of these new strategies, the equity of the Company has increased from a negative net worth of $3.8 million on December 31, 1991 to positive net worth of $32.3 million as of December 31, 1996. Income before taxes for years 1992, 1993, 1994, 1995 and 1996 were the highest in the Company's history, with 1996's being the highest at $4.02 million. Additionally, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), a measure of the Company's cash generating ability, reached a historical high in 1996 at $8.2 million.

       The Company's corporate office is located at Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, PA 19063. Its telephone number is (610) 891-8200; its world wide web address is http://www/nobeleducation.com or http://www/educating.com.

                              SELLING STOCKHOLDERS

       All of the shares offered hereby are beneficially owned by the Selling Stockholders listed below. Each of such Selling Stockholders purchased shares offered in a private placement of shares of Common Stock which closed on March 5, 1996. Pursuant to the subscription agreements with the Selling Stockholders, the Company was required to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part. At such closing date, all Selling Stockholders held brokerage accounts with Gilder, Gagnon, Howe & Co., and the shares were purchased through such brokerage accounts.




                                            Shares of Common                     Shares Owned
                                            Stock Owned by          Shares       After Offering
                                            Selling Stockholder     Offered      Assuming All
Name of Selling Stockholder                 Prior to Offering       Hereby       Shares are Sold
------------------------------------------------------------------------------------------------
Henry E. Bartles                                  20,000            20,000             0
Nancy H. Bartles                                  15,400            15,400             0
Kenneth G. Bartles                                 7,600             7,600             0
   and Jane F. Condon
James R. Beightol                                  4,200             4,200             0
   and Dolores A. Beightol
Robert A. Berger IRA                               6,400             6,400             0
Milton D. Berkman IRA                             10,600            10,600             0
Jerome S. Berkowitz                                5,000             5,000             0
   and Sharon F. Berkowitz
Phyllis Berman                                     5,000             5,000             0
Melvin Bernstein                                   3,400             3,400             0
Florence Catinella                                 8,100             8,100             0
Edward W. Chapin                                  12,500            12,500             0
Herb Citrin                                        3,600             3,600             0
John P. Cleary                                     4,500             4,500             0
Rita M. Cleary                                     5,000             5,000             0
Harvey Cohen IRA                                   5,600             5,600             0
Stephen A. Cohen                                  15,300            15,300             0
David Cuming                                      31,300            31,300             0
Aaron M. Daniels                                  52,300            52,300             0
Judy Daniels                                       8,000             8,000             0
Alvin H. Einbender Revocable Trust                 5,700             5,700             0
   DTD 10/11/94 Alvin Einbender and
   Joan Einbender Trustees
James H. Evans                                     4,700             4,700             0
   and Mary J. Evans
John George Fritzinger, Jr.                       11,000            11,000             0
Margaret Galphin                                   9,300             9,300             0
Margaret L. Galphin                               25,400            25,400             0
T. Milledge Galphin                               63,300            63,300             0


                                Shares of Common               Shares Owned
                                Stock Owned by       Shares    After Offering
                                Selling Stockholder  Offered   Assuming All
Name of Selling Stockholder     Prior to Offering    Hereby    Shares are Sold
-------------------------------------------------------------------------------
Joyce Garber                           4,400           4,400         0
Virginia Gilder                       63,300          63,300         0
Charlotte W. Gold                      4,600           4,600         0
Ida F. Goldstone Rev Living Tr         3,700           3,700         0
     U/A/D 8/23/93
Peter Greeman                          9,400           9,400         0
Tamara Greeman                        17,000          17,000         0
Arnold L. Greenberg                    4,700           4,700         0
     and Harriett Greenberg
Dwight N. Halpern                      4,000           4,000         0
Audrey B. Heckler                      3,900           3,900         0
Marvin Hopman IRA                      3,200           3,200         0
Dr. Marvin Hopman Rev Tr              18,400          18,400         0
     U/A/D 1/17/94
Patricia Hopman Rev Tr                18,400          18,400         0
     U/A/D 1/17/94
Kenneth J. Kohlhof                    11,000          11,000         0
     and Lillian G. Kohlhof
Irene F. Kramer                        3,900           3,900         0
Rosa Kutner                            3,800           3,800         0
Cornelia Lee IRA                       3,900           3,900         0
Lewis E. Lehrman                      38,100          38,100         0
Marc S. Lemchen IRA                    3,800           3,800         0
Alan M. Lestz                          4,000           4,000         0
John S. Levy and Dorothy F. Levy      17,600          17,600         0
David E. Marrus                        8,200           8,200         0
Judith Marrus                         48,500          48,500         0
Peter Marx                             5,800           5,800         0
     and Gwendolyn Marx
Edward H. Meyer                        3,700           3,700         0
Marvin A. Myers and Honey Myers        5,600           5,600         0
Catherine S. Phillips                 13,900          13,900         0
Beatrice Pinsker                       3,100           3,100         0
Joseph J. Pinto                       11,200          11,200         0
Linda Brock Pinto                      3,300           3,300         0
Paulene B. Pinto                       4,400           4,400         0
Amy Susan Platnick                     4,200           4,200         0
Cecelia Platnick Revocable Trust      32,900          32,900         0
     dated 6/25/91


                                Shares of Common               Shares Owned
                                Stock Owned by       Shares    After Offering
                                Selling Stockholder  Offered   Assuming All
Name of Selling Stockholder     Prior to Offering    Hereby    Shares are Sold
-------------------------------------------------------------------------------
Donald L. Platnick IRA                  10,600         10,600         0
Donald L. Platnick Revocable Trust      32,900         32,900         0
     dated 6/25/91
Ruth Pogarsky                            4,200          4,200         0
Edward Price and Patricia Price          5,000          5,000         0
James Reidy Jr.                          5,000          5,000         0
Thomas L. Rhodes IRA                     4,000          4,000         0
Barbara B. Schwartz                      9,300          9,300         0
William Sedlazek                         9,500          9,500         0
     and Carol Sedlazek
Morris G. Shamah MD Retirement Trust     4,400          4,400         0
     001 DTD 10/1/83
Allan S. Silver                          3,300          3,300         0
Barbara Silver                          11,300         11,300         0
Singer Associates                        7,400          7,400         0
Peter J. Solomon and Richard             3,300          3,300         0
     Solomon, TIC
Susan Steiger                            3,900          3,900         0
Charles Robert Steinman                  9,900          9,900         0
Glen Tomashoff                           3,600          3,600         0
Glen Tomashoff IRA                       3,300          3,300         0
Jamie Tomashoff                          4,300          4,300         0
Jamie Tomashoff IRA                      3,600          3,600         0
David C. & Nancy D. Turner               3,600          3,600         0
Robert Zweben                            8,000          8,000         0
All Angels' Church                       3,100          3,100         0
Susan Todd Horton Trust,                14,100         14,100         0
     New Haven Savings Bank Trustee
Fiduciary Trust Company International,  10,100         10,100         0
     Steven Kapen Trustee for
     Blind Trust #28408
Charlotte Marker Zitrin                 16,000         16,000         0
     Revocable Trust Dated 12/11/91
Arthur Zitrin Revocable Trust           17,000         17,000         0
     Dated 12/11/91
Mr. Robert Warne Wilson and Mr.         60,200         60,200         0
     Richard Gilder as Trustees U/A/D
     3/31/93 between Robert Warne
     Wilson as Grantor

Total                                1,000,000      1,000,000         0


                              PLAN OF DISTRIBUTION

       The Shares may be offered by the Selling Stockholders from time to time in transactions for their own account through the Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through brokers and dealers, and such brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each Selling Stockholder may also transfer Shares owned by gift and upon any such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus.

       Notwithstanding the foregoing, the subscription agreement entered into with each Selling Stockholder requires each Selling Stockholder to offer and sell Shares exclusively through the facilities of the National Association of Securities Dealers Automated Quotation System at market prices current at the time of sale in "brokers' transactions" or in transactions directly with a "market maker," as defined in paragraphs (f) and (g) of Rule 144 under the 1933 Act. The Company, in its sole discretion, may elect from time to time to waive or amend this restriction.

       The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons, and any profit on the resale of Shares as principal, may be regarded as underwriters' compensation.



                                    EXPERTS

       The consolidated balance sheets as of December 31, 1996 and 1995 of the Company and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                                 LEGAL MATTERS

       The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Barry S. Swirsky, Esq., General Counsel of the Company. Mr. Swirsky holds options to purchase 20,000 shares of the Company's Common Stock, which are currently exercisable with respect to 1,333 shares.

================================================================================

No dealer, salesman or any other person is authorized by the Company to give any information or to make any representation other than as contained in this Prospectus in connection with any offering made hereby. Any information or representation not contained herein, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.



                          ___________________________



                               TABLE OF CONTENTS

Available Information..............................................    2
Incorporation of Certain
Information by Reference...........................................    2
Risk Factors.......................................................    3
The Company........................................................    5
Selling Stockholders...............................................    7
Plan of Distribution...............................................   10
Experts............................................................   10
Legal Matters......................................................   10


================================================================================


                                Nobel Education
                                 Dynamics, Inc.



                              1,000,000 Shares of
                                  Common Stock



                            ------------------------

                                   PROSPECTUS

                            ------------------------



                                     , 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution.

       The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:


    Registration Fee                                           $ 2,595
    Accountant's fees                                            6,000
    Miscellaneous                                                2,000
                                                               -------
    Total                                                      $10,595


Item 15.  Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law, Del. Code Ann. tit. 8, sec. 145 (1991), permits indemnification of officers and directors in certain circumstances.

       Article 4, Section 4.01 of the Registrant's Bylaws provides that any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorney's fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.

       Article 4, Section 4.04 states that the indemnification and advancement of expenses provided by Article 4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

       The directors and officers of the Company are entitled to indemnification by each Selling Stockholder against any losses, claims, damages, liabilities or expenses to the extent it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Stockholder.

Item 16. List of Exhibits.

       The Exhibits to this registration statement are listed in the index to Exhibits on page II-5.

Item 17. Undertakings.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Media, Pennsylvania on July 3, 1997.

                                    NOBEL EDUCATION DYNAMICS, INC.


                                    By: /s/ A. J. Clegg
                                       -------------------------------------
                                       A. J. Clegg
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

       KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints A.J. Clegg, John R. Frock and Brian Zwaan and each of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



  Signature                Title                                   Date
  ---------                -----                                   ----

/s/ A. J. Clegg          Chairman of the Board                   July 3, 1997
---------------------    of Directors, President and Chief
A. J. Clegg              Executive Officer


/s/ Brian C. Zwaan       Executive Vice President;               July 3, 1997
---------------------    Principal Financial Officer
Brian C. Zwaan


/s/ Yvonne DeAngelo      Vice President - Finance and            July 3, 1997
---------------------    Administration and Secretary;
Yvonne DeAngelo          Principal Accounting Officer


/s/ Edward H. Chambers   Director                                July 3, 1997
----------------------
Edward H. Chambers


/s/ John R. Frock        Executive Vice President; Director      July 3, 1997
----------------------
John R. Frock


/s/ Peter H. Havens      Director                                July 3, 1997
----------------------
Peter H. Havens


/s/ Morgan R. Jones      Director                                July 3, 1997
----------------------
Morgan R. Jones


                         Director                                July 3, 1997
----------------------
Janet L. Katz


/s/ John H. Martinson    Director                                July 3, 1997
----------------------
John H. Martinson


/s/ Eugene G. Monaco     Director                                July 3, 1997
----------------------
Eugene G. Monaco

                                    EXHIBITS


     Exhibit
     Number      Description
     --------    -----------
     5           Opinion of Counsel re: legality.

     23.1        Consent of Coopers & Lybrand, L.L.P.

     23.2        Consent of Barry S. Swirsky, Esq. (contained in Exhibit 5)